Exhibit 77(q)(1)(e)(24)

                                   SCHEDULE B
                       COMPENSATION FOR SERVICES TO SERIES

      For the services provided by Fund Asset Management, L.P. ("Portfolio Manager") to the following Series of ING Investors Trust (formerly The GCG Trust), pursuant to the attached Portfolio Management Agreement, the Manager will pay the Portfolio Manager a fee, computed daily and payable monthly, based on the average daily net assets of the Series at the following annual rates of the average daily net assets of the Series:

Series                                           Rate
------                                           ----
ING Mercury Focus Value Portfolio                0.50% on first $500 million;
                                                 0.45% on next $250 million;
                                                 0.40% on next $500 million; and
                                                 0.35% thereafter

ING Mercury Large Cap Growth Portfolio           0.50% on first $500 million;
                                                 0.45% on next $250 million;
                                                 0.40% on next $500 million; and
                                                 0.35% thereafter